Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Inuvo, Inc. on Form S3 (Nos. 333-253018, effective March 15, 2021, and 333-239147, effective June 25, 2020) and Form S8 (Nos. 333-220313, effective September 1, 2017, 333-220320, effective September 1, 2017, 333-252404, effective January 25, 2021, 333-252403, effective January 25, 2021, and 333-266034, effective July 6, 2022) of our report dated March 9, 2023, on our audits of the financial statements as of December 31, 2022 and 2021 and for each of the years then ended, which report is included in this Annual Report on Form 10-K to be filed on or about March 9, 2023.

/s/ EisnerAmper LLP

EISNERAMPER LLP
Iselin, New Jersey
March 9, 2023